Exhibit 23.1

CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sonic Solutions:

We consent to the incorporation by reference in the registration statements (No. 333-103624, No. 333-102396, No. 333-73412 and No. 333-66187) on Forms S-3 and S-8 of Sonic Solutions of our report dated May 21, 2004, with respect to the consolidated balance sheets of Sonic Solutions and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended March 31, 2004, and the related financial statement schedule, which report appears in the March 31, 2004 annual report on Form 10-K of Sonic Solutions.

/s/ KPMG LLP

KPMG LLP

San Francisco, California

June 14, 2004